EXHIBIT 11


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                FRED MEYER, INC. AND SUBSIDIARIES
             COMPUTATION OF EARNINGS PER COMMON SHARE

             (In thousands, except per share amounts)
                           (Unaudited)


                                                                                   16 Weeks Ended
                                                                             ---------------------------
                                                                              May 24,             May 25,
                                                                                1997                1996
                                                                             -------             -------
Weighted average number of shares
   outstanding............................................................    26,525              26,706

Weighted average number of shares
   under option...........................................................     3,026               3,722

Shares assumed to have been purchased
   under the treasury stock method......................................      (1,734)             (1,889)
                                                                             -------             -------

Weighted average number of common and
   common equivalent shares outstanding...................................    27,817              28,539
                                                                             =======             =======

Net income................................................................   $13,259              $9,444
                                                                             =======             =======

Earnings per common share.................................................      $.48                $.33
                                                                                ====                ====
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